EX-35.2
OFFICER'S CERTIFICATE
Column Financial, Inc.

Re: Credit Suisse Commercial Mortgage Trust 2007-C1 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-C1

I, Jeffrey Altabef, a Vice President of COLUMN FINANCIAL, INC., a Delaware corporation, the Sub-Servicer (the "Sub-Servicer") under that certain Sub-Servicing Agreement, dated as of March 1, 2007 (the "Agreement"), between the Sub-Servicer and Capmark Finance Inc., as master servicer, hereby certify as follows:

1. A review of the activities of the Sub-Servicer and of its performance under the Agreement during the calendar year 2007 has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Sub-Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such calendar year 2007.

IN WITNESS WHEREOF, as of the 14th day of March 2008, I have hereunto signed my name.


COLUMN FINANCIAL, INC.


By: /s/ Jeffrey Altabef
Name: Jeffrey Altabef
Title: Vice President